Exhibit 99.1

Company Contact:	Investor Relations Contact:
Barbara M. Lilley	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5102	Email: brett@haydenir.com
Email: lilleyb@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports FY 2024 Fourth Quarter and Year End Financial Results

Backlog increased to $50 million, Customer confidence remains high

Westminster, MA – September 16, 2024 – TechPrecision Corporation (NASDAQ: TPCS) (“TechPrecision” or “the Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense and precision industrial sectors, today reported financial results for the fourth quarter and fiscal year ended March 31, 2024.

Due to restrictions as to what we can speak about while the Q1FY25 financials are pending, we will not hold a press conference until those are filed. We do not have a set date, but now that FY24 10K has been filed, we are focusing all resources on finishing that as quickly as possible. We are working hard to have that filed as soon as practicable. We also expect shortly to have an update pertaining to our efforts to fill in the financial staffing areas that have caused these problems so they do not reoccur.

“Customer confidence remains high as our backlog was $50.0 million at March 31, 2024,” Mr. Shen continued. “We expect to deliver our backlog over the course of the next one to three fiscal years with gross margin expansion.”

“Fourth quarter consolidated net sales were $8.6 million or 15% higher when compared to $7.5 million in the fiscal 2023 fourth quarter,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “The fourth quarter net sales were bolstered by better throughput with Stadco customer projects, as Stadco posted net sales of $4.6 million, or a 70% increase over the same period a year ago. Gross margin also expanded at Stadco in the fourth quarter. For the full fiscal year 2024, consolidated net sales and gross profit were $31.6 million and $4.1 million, respectively.”

“In the Fourth Quarter, due to our inability to close the Votaw Precision Manufacturing transaction, we recognized substantial one-time cash expenses totaling approximately $1.9 million. We also recognized in the quarter one-time non-cash expenses of $1.1 arising from the termination payment we made to Votaw. These sums fell directly to our bottom line for the fourth quarter and year end.”

The following summary compares the three and twelve months ended March 31, 2024 to the same prior year period:

Consolidated Financial Results - Fiscal 2024 Three Months Ended March 31, 2024

•	Net sales were $8.6 million, or 15% higher compared to the same period in fiscal 2023, primarily on better throughput and increased revenue at Stadco.
•	Cost of sales were $7.4 million, or 11% higher, due primarily to higher volume at Stadco.
•	Gross profit was $1.2 million, or 45% higher, primarily a result of improved throughput at Stadco.
•	SG&A totaled $3.7 million, due primarily to a $1.1 million breakup fee accrued in connection with the terminated Votaw acquisition and other related outside advisory costs.
•	Operating loss was $2.5 million compared to operating loss of $0.7 million in the same period a year ago.
•	Interest expense increased by $41,000 due to increased borrowing and higher interest rates under the revolver loan. Amortization of debt issue costs increased by $33,000.

  Consolidated Financial Results - Fiscal 2024 Twelve Months Ended March 31, 2024

•	Net sales were $31.6 million, or 1% higher when compared to the same period in fiscal 2023, on a different proportionate product mix. Stadco revenue increased $2.3 million or 19% versus the same period a year ago.
•	Cost of sales were $27.5 million, or 4% higher, primarily due to underapplied overhead at Ranor.
•	Gross profit was $4.1 million, or 16% lower, primarily due to lower revenue and volume at Ranor.
•	SG&A increased by $2.7 million or 46% compared to the same period last year, primarily for due dilgence costs of $1.9 million and a breakup fee of $1.1 million in connection with the terminated Votaw acquisition. Compensation and other office costs decreased by $0.3 million.
•	Operating loss was $4.6 million compared to operating loss of $1.1 million in the same period a year ago.
•	Interest expense increased by $119,000 due to increased borrowing and higher interest rates under the revolver loan. Amortization of debt issue costs increased by $47,000.

Financial Position

On March 31, 2024, the Company had $0.1 million in cash and cash equivalents, a $0.4 million decrease since March 31, 2023. Working capital was negative $2.9 million at March 31, 2024 as the Company reclassified $7.6 million, or all of its long-term debt, to current liabilities because of a debt covenant violation. Working capital was positive $5.6 million and total debt was $6.1 million at March 31, 2023.

 About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Stadco, manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, medical, and precision industrial. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

 Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “prospects,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to balance the composition of our revenues and effectively control operating expenses; external factors that may be outside our control, including health emergencies, like epidemics or pandemics, the conflicts in Eastern Europe and the Middle East, price inflation, interest rate increases and supply chain inefficiencies; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; our failure to maintain effective internal controls over financial reporting; general industry and market conditions and growth rates; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

TECHPRECISION CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$138,402	$534,474
Accounts receivable, net	2,371,264	2,336,481
Contract assets	8,526,726	8,947,811
Raw materials	1,826,765	1,692,852
Work-in-process	1,422,938	719,736
Other current assets	563,688	348,983
Total current assets	14,849,783	14,580,337
Property, plant and equipment, net	14,797,991	13,914,024
Right of use asset, net	4,977,665	5,660,938
Deferred income taxes	--	1,931,186
Other noncurrent assets	121,256	121,256
Total assets	$34,746,695	$36,207,741
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,408,356	$2,224,320
Accrued expenses	4,262,486	2,533,185
Contract liabilities	3,787,933	2,333,591
Current portion of long-term lease liability	735,871	711,727
Current portion of long-term debt, net	7,558,683	1,218,162
Total current liabilities	17,753,329	9,020,985
Long-term debt, net	--	4,749,139
Long-term lease liability	4,408,103	5,143,974
Other noncurrent liability	4,782,372	2,699,492
Total liabilities	26,943,804	21,613,590
Stockholders’ Equity:
Common stock - par value $.0001 per share, shares authorized: March 31, 2024 – 50,000,000; Shares issued and outstanding: March 31, 2024 – 8,777,432; March 31, 2023 – 8,613,408	878	861
Additional paid in capital	15,200,624	14,949,729
Retained earnings (accumulated deficit)	(7,398,611)	(356,439)
Total stockholders’ equity	7,802,891	14,594,151
Total liabilities and stockholders’ equity	$34,746,695	$36,207,741

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2024	2023	2024	2023
Net sales	$8,600,070	$7,505,265	$31,591,059	$31,431,614
Cost of sales	7,371,662	6,657,381	27,472,883	26,527,953
Gross profit	1,228,408	847,883	4,118,176	4,903,661
Selling, general and administrative	3,687,393	1,581,986	8,750,376	6,008,881
Loss from operations	(2,458,985)	(734,103)	(4,632,200)	(1,105,220)
Other income	2,486	253	43,363	40,842
Interest expense	(168,966)	(94,631)	(521,108)	(355,608)
Refundable employee retention tax credits	--	12,518	--	636,564
Total other (expense) income	(166,480)	(81,859)	(477,745)	321,798
Loss before income taxes	(2,625,465)	(815,962)	(5,109,945)	(783,422)
Income tax expense	2,495,585	186,798	1,932,227	195,584
Net loss	$(5,121,050)	$(1,002,761)	$(7,042,172)	$(979,006)
Net loss per share basic	$(0.59)	$(0.12)	$(0.81)	$(0.11)
Net loss per share diluted	$(0.59)	$(0.12)	$(0.81)	$(0.11)
Weighted average shares outstanding – basic	8,720,603	8,611,742	8,717,160	8,595,992
Weighted average shares outstanding - diluted	8,720,603	8,611,742	8,717,160	8,595,992

  TECHPRECISION CORPORATION

NET SALES, COST OF SALES, GROSS PROFIT BY SEGMENT

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023		Changes
(dollars in thousands)	Amount	Percent of Net sales	Amount	Percent of Net sales	Amount	Percent
Net sales
Ranor	$4,529	56%	$4,786	64%	$(257)	(5)%
Stadco	4,625	44%	2,719	36%	1,906	70%
Intersegment elimination	(554)	--%	--	--%	(554)	nm %
Consolidated Net sales	$8,600	100%	$7,505	100%	$1,095	15%
Cost of sales
Ranor	$3,555	41%	$3,356	45%	$199	6%
Stadco	3,817	45%	3,301	44%	516	16%
Consolidated Cost of sales	$7,372	86%	$6,657	89%	$715	11%
Gross profit (loss)
Ranor	$845	10%	$1,430	19%	$(585)	(18)%
Stadco	383	4%	(582)	(8)%	965	166%
Consolidated Gross profit	$1,228	14%	$848	11%	$380	45%

	Twelve Months Ended March 31, 2024		Twelve Months Ended March 31, 2023		Changes
(dollars in thousands)	Amount	Percent of Net sales	Amount	Percent of Net sales	Amount	Percent
Net sales
Ranor	$17,821	56%	$19,182	61%	$(1,361)	(7)%
Stadco	14,567	46%	12,250	39%	2,317	19%
Intersegment elimination	(797)	(2)%	--	--%	(797)	nm %
Consolidated Net sales	$31,591	100%	$31,432	100%	$159	1%
Cost of sales
Ranor	$13,048	41%	$12,205	39%	$843	7%
Stadco	14,425	46%	14,323	45%	102	1%
Consolidated Cost of sales	$27,473	87%	$26,528	84%	$945	4%
Gross profit (loss)
Ranor	$4,548	14%	$6,977	22%	$(2,429)	(35)%
Stadco	(430)	(1)%	(2,073)	(6)%	1,643	79%
Consolidated Gross profit	$4,118	13%	$4,904	16%	$(786)	(16)%

nm – not meaningful

  TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,042,172)	$(979,006)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,429,377	2,217,472
Amortization of debt issue costs	106,840	59,916
Gain on disposal of equipment	(39,129)	(468)
Stock based compensation and restricted stock awards	284,925	253,079
Change in contract loss provision	190,370	(237,318)
Deferred income taxes	1,931,186	195,584
Stock based acquisition termination fee	1,116,800	--
Stock based expense for contingent consideration	--	56,310
Change in fair value for contingent consideration	--	(63,436)
Changes in operating assets and liabilities:
Accounts receivable	(34,783)	672,768
Contract assets	421,085	(597,580)
Work-in-process and raw materials	(837,115)	(177,914)
Other current assets	(214,705)	1,072,476
Accounts payable	(815,964)	(1,202,601)
Accrued expenses	388,116	(1,094,137)
Contract liabilities	1,454,342	568,273
Other noncurrent liabilities	1,965,691	2,394,420
Net cash provided by operating activities	1,304,864	3,137,838
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(3,230,237)	(2,325,301)
Proceeds from fixed assets insurance settlement	61,944	--
Proceeds from sale of fixed assets	--	7,000
Net cash used in investing activities	(3,168,293)	(2,318,301)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolver loan	7,160,000	10,885,150
Repayment of revolver loan	(5,025,000)	(11,522,152)
Debt issuance costs	(50,363)	(57,723)
Principal payments for leases	(17,185)	(36,572)
Repayment of long-term debt	(600,095)	(605,905)
Net cash provided by (used in) financing activities	1,467,357	(1,337,202)
Net decrease in cash and cash equivalents	(396,072)	(517,665)
Cash and cash equivalents, beginning of period	534,474	1,052,139
Cash and cash equivalents, end of period	$138,402	$534,474

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Loss

The following table provides a reconciliation of EBITDA to net loss, the most directly comparable U.S. GAAP measure reported in our consolidated financial statements for the following periods:

	Three Months ended March 31,			Twelve Months ended March 31,
(dollars in thousands)	2024	2023	Change	2024	2023	Change
Net loss	$(5,121)	$(1,003)	$(4,118)	$(7,042)	$(979)	$(6,063)
Income tax expense	2,496	187	2,309	1,932	196	1,736
Interest expense (1)	169	95	74	521	356	165
Depreciation and amortization	670	551	119	2,429	2,217	212
EBITDA	$(1,786)	$(170)	$(1,616)	$(2,160)	$1,790	$(3,950)

(1)	Includes amortization of debt issue costs.